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                   PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES                   Exhibit 12
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                 ----------
                FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                    (Unaudited)



                                                                   Three Months Ended March 31,
($ in thousands)                                                       2003            2002
                                                                  ------------      ----------

Income before income taxes and after minority interests              $ 2,833         $ 3,416

Undistributed equity income                                                -            (102)

Minority interest income of subsidiaries with fixed charges            2,145           2,857
                                                                    --------        --------

     Adjusted earnings                                                 4,978           6,171
                                                                    --------        --------

Interest on debt                                                       2,096           2,543

Loan fees                                                                  -             296
                                                                    --------        --------

     Total fixed charges                                               2,096           2,839
                                                                    --------        --------

Total available earnings before fixed charges                        $ 7,074         $ 9,010
                                                                    ========        ========

Ratio                                                                    3.4             3.2
                                                                    ========        ========




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